The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 15, 2016

January 2016 Pricing Supplement No. Registration Statement No. 333-199966 Dated January , 2016 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Jump Securities Based on the Performance of the iShares® MSCI Japan ETF due February 1, 2018

Principal at Risk Securities

The Jump Securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., do not pay interest, do not guarantee the return of any of the principal at maturity and have the terms described in the accompanying product supplement no. 4a-I, underlying supplement no. 1a-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the ETF Shares, as determined on the valuation date. If the closing price of the ETF Share is flat or appreciates at all on the valuation date as compared to its closing price on the pricing date, you will receive for each security that you hold at maturity an upside payment of at least $1.95 per security in addition to the stated principal amount. If the final share price is less than the initial share price, the payment due at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final share price from the initial share price and could be zero. Accordingly, investors may lose their entire initial investment in the securities. Investors will not participate in any appreciation of the ETF Shares above 19.50%. The Jump Securities are for investors who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of the performance of the ETF Shares. All payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:		JPMorgan Chase & Co.
ETF Shares:		Shares of the iShares® MSCI Japan ETF
Aggregate principal amount:		$
Payment at maturity:		▪ If the final share price is greater than or equal to the initial share price, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 + upside payment
▪ If the final share price is less than the initial share price, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 × share performance factor This amount will be less than the stated principal amount of $10 and will represent a loss of some or all of your principal amount.
Upside payment:		At least $1.95 per security (at least 19.50% of the stated principal amount). The actual upside payment will be provided in the pricing supplement and will not be less than $1.95 per security.
Share performance factor:		final share price / initial share price
Initial share price:		The closing price of one ETF Share on the pricing date
Final share price:		The closing price of one ETF Share on the valuation date
Share adjustment factor:		The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I.
Stated principal amount:		$10 per security
Issue price:		$10 per security (see “Commissions and issue price” below)
Pricing date:		January , 2016 (expected to price on or about January 29, 2016)
Original issue date (settlement date):		February , 2016 (3 business days after the pricing date)
Valuation date:		January 29, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I
Maturity date:		February 1, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:		48128A327 / US48128A3279
Listing:		The securities will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.

(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.20 per $10 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security

If the securities priced today, and assuming an upside payment equal to the minimum listed above, the estimated value of the securities as determined by JPMS would be approximately $9.531 per $10 stated principal amount security. JPMS’s estimated value of the securities on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $9.40 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Risk Factors” beginning on page 8 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Jump Securities Based on the Value of the iShares® MSCI Japan ETF due February 1, 2018 Principal at Risk Securities

Investment Summary

The Jump Securities

The Jump Securities Based on the Performance of the iShares® MSCI Japan ETF due February 1, 2018 (the “securities”) can be used:

▪	As an alternative to direct exposure to the ETF Shares that provides a fixed, positive return of at least 19.50% if the closing price of one ETF Share remains flat or appreciates at all on the valuation date as compared to its closing price on the pricing date.

▪	To enhance returns and potentially outperform the ETF Shares in a moderately bullish scenario.

If the final share price is less than the initial share price, the securities are exposed on a 1-to-1 basis to any percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 2 years
Upside payment:	At least $1.95 per security (at least 19.50% of the stated principal amount) (to be provided in the pricing supplement)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities
Interest:	None

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the iShares® MSCI Japan ETF is a “Fund.”

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Jump Securities Based on the Value of the iShares® MSCI Japan ETF due February 1, 2018 Principal at Risk Securities

Key Investment Rationale

This investment offers a fixed, positive return of at least 19.50% if the closing price of one ETF Share is flat or appreciates at all on the valuation date as compared to its closing price on the pricing date. However, if the final share price is less than the initial share price, the payment at maturity will be less than the stated principal amount of the securities and could be zero.

Upside Scenario	If the final share price is greater than or equal to the initial share price, the payment at maturity for each security will be equal to $10 plus the upside payment of at least $1.95. Investors will not participate in any appreciation of the ETF Shares above 19.50%. The actual upside payment will be provided in the pricing supplement.
Downside Scenario	If the final share price is less than the initial share price, you will lose 1% for every 1% decline of the closing price of one ETF Share from the initial share price to the final share price (e.g., a 50% depreciation of the ETF Shares will result in the payment at maturity that is less than the stated principal amount by 50%, or $5 per security).

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Jump Securities Based on the Value of the iShares® MSCI Japan ETF due February 1, 2018 Principal at Risk Securities

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$1.95 (19.50% of the stated principal amount) per $10 stated principal amount security (which represents the lowest hypothetical upside payment)*

*The actual upside payment will be provided in the pricing supplement and will not be less than $1.95 per $10 stated principal amount security.

Jump Securities Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than or equal to the initial share price, the payment at maturity in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment amount of $1.95. In the payoff diagram, an investor will receive the hypothetical payment at maturity of $11.95 per security if the final share price is greater than or equal to the initial share price.

▪	Downside Scenario: If the final share price is less than the initial share price, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price.

o	For example, if the final share price declines by 40% from the initial share price, investors will lose 40% of their principal and the payment at maturity will be $6 per $10 stated principal amount security (60% of the stated principal amount).

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any stated principal amount at maturity. If the final share price is less than the initial share price, you will receive for each security that you hold a payment at maturity that is less than the $10 stated principal amount of each security by an amount proportionate to the decline in the closing price of one ETF Share on the valuation date from the initial share price. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire principal amount.

▪	Appreciation potential is fixed and limited. When the final share price is greater than or equal to the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of at least $1.95 per security (at least 19.50% of the stated principal amount), even if the final share price is significantly greater than the initial share price. The actual upside payment will be provided in the pricing supplement. See “How the Jump Securities Work” on page 4 above.

▪	Your ability to receive the upside payment may terminate on the valuation date. If the final share price is less than the initial share price, you will not be entitled to receive the upside payment at maturity. Under these circumstances, you will lose some of your principal amount at maturity and may lose all of your principal amount at maturity.

▪	The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial share price and the final share price and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payment to you at maturity.

In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

▪	JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities. JPMS’s estimated value is only an estimate using several factors. The original issue price of the securities will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.

▪	JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates. JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.

▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in

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comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.

▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing price of one ETF Share, including:

o	any actual or potential change in our creditworthiness or credit spreads;

o	customary bid-ask spreads for similarly sized trades;

o	secondary market credit spreads for structured debt issuances;

o	the actual and expected volatility in the price of the ETF Shares;

o	the time to maturity of the securities;

o	the dividend rates on the ETF Shares and the equity securities underlying the ETF Shares;

o	interest and yield rates in the market generally;

o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and the Japanese yen and the correlation between that rate and the price of one ETF Share;

o	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and

o	a variety of other economic, financial, political, regulatory, and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	Investing in the securities is not equivalent to investing in the ETF Shares. Investing in the securities is not equivalent to investing in the ETF Shares, the index tracked by the ETF Shares, which we refer to as the underlying index, or the stocks underlying the ETF Shares or the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the underlying index or the stocks underlying the ETF Shares or the underlying index.

▪	Adjustments to the ETF Shares or the underlying index could adversely affect the value of the securities. Those responsible for calculating and maintaining the ETF Shares and the underlying index, can add, delete or substitute the components of the ETF Shares or the underlying index, or make other methodological changes that could change the value of the ETF Shares or the underlying index. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the securities.

▪	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading

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market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the securities.

▪	The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying index as well as the net asset value per ETF Share. The ETF does not fully replicate the underlying index and may hold securities different from those included in the underlying index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the underlying index. All of these factors may lead to a lack of correlation between the performance of the ETF Shares and the underlying index. In addition, corporate actions with respect to the equity securities underlying the ETF (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the underlying index. Finally, because the ETF Shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per ETF Share and the liquidity of the ETF Shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem ETF Shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell ETF Shares. As a result, under these circumstances, the market value of ETF Shares may vary substantially from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the underlying index as well as its net asset value per ETF Share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

▪	The securities are subject to risks associated with securities issued by non-U.S. companies. The equity securities underlying the ETF Shares have been issued by non-U.S. companies. Investments in the securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

▪	The securities are subject to currency exchange risk. Because the prices of the equity securities underlying the ETF Shares are converted into U.S. dollars for the purposes of calculating the net asset value of the ETF Shares, holders of the securities will be exposed to currency exchange rate risk with respect to the Japanese yen, the currency in which securities underlying the ETF Shares are traded. Your net exposure will depend on the extent to which the Japanese yen strengthens or weakens against the U.S. dollar and the relative weight of the equity securities underlying the ETF shares denominated in the Japanese yen. If, taking into account the relative weightings, the U.S. dollar strengthens against the Japanese yen, the price of the ETF Shares will be adversely affected and the amount we pay you at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in Japan and the United States and between each country and its major trading partners;

o	political, civil or military unrest in Japan and the United States; and

o	the extent of government surpluses or deficits in Japan and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

▪	Owning the securities is not the same as owning the ETF Shares. Owning the securities is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the securities. If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the securities may not increase comparably, if at all. It is possible for the closing price of the ETF Shares to increase moderately while the value of the securities declines.

▪	The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on

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or prior to the pricing date and prior to maturity could adversely affect the price of the ETF Shares and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could potentially increase the value that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final share price and, accordingly, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

▪	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the upside payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for JPMS’s estimated value and the upside payment.

▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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iShares® MSCI Japan ETF Overview

The iShares® MSCI Japan ETF is an exchange-traded fund of iShares®, Inc. (“iShares”), a registered investment company that seeks to track the investment results, before fees and expenses, of an Index comprised in Japanese equities, which we refer to as the underlying index. The underlying index is currently the MSCI Japan IndexSM. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information about the iShares® MSCI Japan ETF, see the information set forth in Appendix A.

Information as of market close on January 14, 2016:

Bloomberg Ticker Symbol:	EWJ	52 Week High (on 4/28/2015):	$13.32
Current Closing Price:	$11.50	52 Week Low (on 1/14/2015):	$11.16
52 Weeks Ago (on 1/14/2015):	$11.16

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 3, 2011 through January 14, 2016. The closing price of one ETF Share on January 14, 2016 was $11.50*. The associated graph shows the closing prices of one ETF Share for each day in the same period. We obtained the closing price information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for actions taken relating to the ETF Shares, such as stock splits. The historical closing prices of one ETF Share should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of one ETF Share at any time, including on the valuation date.

iShares® MSCI Japan ETF	High	Low	Period End
2011
First Quarter	$11.61	$9.65	$10.31
Second Quarter	$10.61	$9.79	$10.43
Third Quarter	$10.90	$9.23	$9.46
Fourth Quarter	$9.98	$8.84	$9.11
2012
First Quarter	$10.18	$9.06	$10.18
Second Quarter	$10.20	$8.65	$9.41
Third Quarter	$9.50	$8.75	$9.16
Fourth Quarter	$9.80	$8.75	$9.75
2013
First Quarter	$10.82	$9.64	$10.80
Second Quarter	$12.27	$10.38	$11.22
Third Quarter	$12.11	$10.87	$11.91
Fourth Quarter	$12.22	$11.48	$12.13
2014
First Quarter	$12.10	$10.88	$11.33
Second Quarter	$12.19	$10.80	$12.04
Third Quarter	$12.25	$11.72	$11.77
Fourth Quarter	$12.14	$10.89	$11.24
2015
First Quarter	$12.87	$10.95	$12.53
Second Quarter	$13.32	$12.58	$12.81
Third Quarter	$13.13	$11.19	$11.43
Fourth Quarter	$12.62	$11.51	$12.12
2016
First Quarter (through January 14, 2016)	$12.08	$11.36	$11.50

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iShares® MSCI Japan ETF – Daily Closing Prices January 3, 2011 to January 14, 2016

This document relates only to the securities offered hereby and does not relate to the Fund. We have derived all disclosures contained in this document regarding the iShares® MSCI Japan ETF from the publicly available documents described in the first paragraph under this “iShares® MSCI Japan ETF Overview” section, without independent verification. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® MSCI Japan ETF. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® MSCI Japan ETF is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “iShares® MSCI Japan ETF Overview” section) that would affect the trading price of the Fund (and therefore the price of the Fund at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares® MSCI Japan ETF could affect the value received at maturity with respect to the securities and therefore the trading prices of the Fund.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Fund.

The MSCI Japan IndexSM. The MSCI Japan IndexSM is a free float-adjusted, market capitalization-weighted index that is designed to track the equity market performance of Japanese securities listed on the Tokyo Stock Exchange, the Osaka Stock Exchange, JASDAQ and the Nagoya Stock Exchange. The MSCI Japan IndexSM is described under the heading “The MSCI Japan Index” in Appendix A below.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000/100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the securities:

JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”

JPMS’s estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose

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a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities. Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the securities. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the securities.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Jump Securities Work” in this document for an illustration of the risk-return profile of the securities and “Appendix A” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4a-I.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

• Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

• Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, “we,” “us” and “our” refer to JPMorgan Chase & Co.

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APPENDIX A

The iShares® MSCI Japan ETF

We have derived all information contained in this document regarding the iShares® MSCI Japan ETF (the “Japan ETF”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by iShares®, Inc. (“iShares”), BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The Japan ETF is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the Japan ETF. The Japan ETF is an exchange-traded fund (“ETF”) that trades on the NYSE Arca, Inc. under the ticker symbol “EWJ.” The inception date of the Japan ETF was March 12, 1996.

iShares is a registered investment company that consists of numerous separate investment portfolios, including the Japan ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares, BFA and the Japan ETF, please see the Japan ETF’s prospectus. In addition, information about iShares and the Japan ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. Information contained in the iShares website is not incorporated by reference in, and should not be considered a part of, document.

Investment Objective

The Japan ETF seeks to track the investment results, before fees and expenses, of an index composed of Japanese equities, which is currently the MSCI Japan IndexSM (the “Japan Index”). For more information about the Japan Index, please see “ — The MSCI Japan IndexSM” below.

Investment Strategy — Representative Sampling

In seeking to track the performance of the Japan Index, the Japan ETF employs a “representative sampling” indexing strategy. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of the Japan Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Japan Index. The Japan ETF may or may not hold all of the securities in the Japan Index. The Japan ETF will at all times invest at least 90% of its assets in the securities of the Japan Index and in depositary receipts representing securities in the Japan Index. The Japan ETF may invest the remainder of its assets in other securities, including securities not in the Japan Index, but which BFA believes will help the Japan ETF track the Japan Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to the Japan Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Japan ETF seeks to track the investment results of the Japan Index before the fees and expenses of the Japan ETF.

Correlation

The Japan Index is a theoretical financial calculation, while the Japan ETF is an actual investment portfolio. There is no guarantee that the Japan ETF will achieve a high degree of correlation to the Japan Index and therefore achieve its investment objective. Market disruptions and regulatory restrictions could have an adverse effect on the Japan ETF’s ability to adjust its exposure to the required levels in order to track the Japan Index. Errors in index data, index computations and/or the construction of the Japan Index in accordance with its methodology may occur from time to time and may not be identified and corrected by MSCI, Inc. for a period of time or at all, which may have an adverse impact on the Japan ETF and its shareholders.

Industry Concentration Policy

The Japan Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Japan Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Holdings Information

As of January 14, 2016, the Japan ETF included 318 securities. The following tables summarize the Japan ETF’s top 10 holdings in individual securities and holdings by sub-industry as of that date.

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Top 10 holdings in individual securities as of January 14, 2016

Security	Percentage of Total Holdings
Toyota Motor Corp.	5.83%
Mitsubishi UFJ Financial Group Inc.	2.75%
Honda Motor Ltd.	1.83%
Softbank Group Corp.	1.67%
Sumitomo Mitsui Financial Group Inc.	1.67%
Mizuho Financial Group Inc.	1.65%
KDDI Corp.	1.57%
Japan Tobacco Inc.	1.42%
Takeda Pharmaceutical Ltd.	1.38%
Seven & I Holdings Ltd.	1.19%

Top Holdings by sub-industry as of January 14, 2016

Sub-industry	Percentage of Total Holdings
Consumer Discretionary	21.70%
Financials	19.23%
Industrials	18.77%
Information Technology	10.25%
Health Care	8.18%
Consumer Staples	7.45%
Materials	5.42%
Telecommunications	5.39%
Utilities	2.50%
Energy	0.84%

The information above was compiled from the iShares website, without independent verification. Information contained in the iShares website is not incorporated by reference in, and should not be considered a part of, this document.

The MSCI Japan IndexSM

We have derived all information contained in this document regarding the MSCI Japan IndexSM (the “Japan Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MSCI, Inc. (“MSCI”). The Japan Index was developed by MSCI and is calculated, maintained and published by MSCI. MSCI has no obligation to continue to publish, and may discontinue the publication of, the Japan Index.

The Japan Index is a free float-adjusted, market capitalization-weighted index that is designed to track the equity market performance of Japanese securities listed on the Tokyo Stock Exchange, the Osaka Stock Exchange, JASDAQ and the Nagoya Stock Exchange. The Japan Index is constructed based on the MSCI Global Investable Market Indices Methodology, targeting a free-float market capitalization coverage of 85%. Component companies must meet objective criteria for inclusion in the Japan Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The Japan Index is reported by Bloomberg, L.P. under the ticker symbol “MXJP.” For more information about the MSCI Global Investable Market Indices Methodology, please see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement. For the purposes of the accompanying underlying supplement, the Japan Index is an “MSCI Index.”

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